Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, Netherland, Sewell & Associates, Inc. hereby consents to the inclusion or incorporation by reference of information contained in our report as of December 31, 2011, and all references to our firm included in or made part of the Annual Report on Form 10-K for the year ended December 31, 2011, of Black Elk Energy Offshore Operations, LLC.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	\s\ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

March 23, 2012

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